UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

February 2, 2005

Date of Report (Date of earliest event reported)

PXRE GROUP LTD.

(Exact name of registrant as specified in its charter)

Bermuda	1-15259	98-0214719

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation or organization)	File No.)	Identification No.)

PXRE House
110 Pitts Bay Road	P.O. Box HM 1282
Pembroke HM 08	Hamilton HM FX
Bermuda	Bermuda

(Address, including zip code,	(Mailing address)
of principal executive offices)

(441) 296-5858

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On February 3, 2005, PXRE Group Ltd. (the “Company”) issued a press release (the “Press Release”) announcing the Company’s results for the year and quarter ended December 31, 2004. A copy of the Press Release and the preliminary Unaudited Financial Statements as of and for the year ended December 31, 2004 (excluding footnotes) are attached hereto as Exhibits 99.1 and 99.2 to this Form 8-K. Exhibits 99.1 and 99.2 hereto are each being furnished pursuant to Item 2.02 of Form 8-K and are therefore not to be considered “filed” with the Securities and Exchange Commission (the “SEC”).

Item 3.03.	Material Modification to Rights of Security Holders.

On February 2, 2005, the Company entered into an agreement (the “February 2nd Agreement”) with the holders of the Company’s Series A Convertible Voting Preferred Shares, Series B Convertible Preferred Shares and Series C Convertible Preferred Shares (collectively, the “Preferred Shares”), which agreement provides that the first tranche of the Preferred Shares, which represents 62% of the total Preferred Shares outstanding, will mandatorily convert on March 31, 2005. These shares were originally scheduled to convert on April 4, 2005, but in the interest of presenting a balance sheet reflecting the conversion on March 31st, the Company reached an agreement with the holders of the Preferred Shares to convert four days early. The Company will credit these holders of the Preferred Shares with an amount equal to the additional four days of dividends they otherwise would have received. A copy of the February 2nd Agreement is attached hereto as Exhibit 99.3.

Item 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits

Exhibit No.	Description

99.1	Press release of PXRE Group Ltd. dated February 3, 2005 containing financial information for the year and quarter ended December 31, 2004.

99.2	Preliminary Unaudited Financial Statements as of and for the year ended December 31, 2004 (excluding footnotes).

99.3	Agreement, dated as of February 2, 2005, between PXRE Group Ltd. and the holders of the Series A Convertible Voting Preferred Shares, Series B Convertible Preferred Shares and Series C Convertible Preferred Shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PXRE Group Ltd.
(Registrant)

By:	/s/ Robert P. Myron

Name:	Robert P. Myron
Title:	Senior Vice President & Treasurer

Date: February 2, 2005